Exhibit T3B.5

Amdipharm Holdings

Société à responsabilité limitée

46A, Avenue J.F. Kennedy, L-1855 Luxembourg

R.C.S. Luxembourg: B 105086

STATUTS COORDONNES AU 12 décembre 2016

Art. 1. There is formed a private limited liability company, which will be governed by the laws pertaining to such an entity (hereafter the «Company»), and in particular by the law of August 10th, 1915 on commercial companies as amended (hereafter the «Law»), as well as by the present articles of association (hereafter the «Articles»), which specify in the articles 7, 10, 11 and 14 the exceptional rules applying to one member companies.

Art. 2. The object of the Company is the granting of loans or borrowing in any form with or without security and raising of funds through, including, but not limited to, the issue of bonds, notes, promissory notes and other debt instruments or debt securities, convertible or not, the use of financial derivatives or otherwise.

The Company may hold participations, in any form whatsoever, in other Luxembourg or foreign companies, control, manage, as well as develop these participations.

It may acquire any securities or rights by way of share participations, subscriptions, and negotiations or in any manner participate in the establishment, development and control of any company or enterprise.

The Company may also enter into any financial, commercial or other transactions and grant to any company or entity that forms part of the same group of companies as the Company or is affiliated in any way with the Company, including companies or entities in which the Company has a direct or indirect financial or other kind of interest, any assistance, loan, advance or grant in favor of third parties any security or guarantee to secure the obligations of the same, as well as borrow and raise money in any manner and secure by any means the repayment of any money borrowed.

It may carry on any industrial activity and maintain a commercial establishment open to the public.

In general, the Company may take any action and perform any operation which is, directly or indirectly, related to its purpose in order to facilitate the accomplishment of such purpose, including any controlling and supervisory measures.

Art. 3. The Company is formed for an unlimited period of time.

Art. 4. The Company will have the name « Amdipharm Holdings ».

Art. 5. The registered office of the Company is established in Luxembourg (Grand Duchy of Luxembourg).

It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of an extraordinary general meeting of its shareholders deliberating in the manner provided for amendments to the Articles.

The address of the registered office may be transferred within the municipality by a decision of the board of managers.

The Company may have offices and branches, both in Luxembourg and abroad.

Art. 6. The share capital is fixed at one hundred and twenty-seven million six hundred and nine thousand euro (EUR 127,609,000) represented by five million one hundred and four thousand three hundred and sixty (5,104,360) shares of twenty-five euro (EUR 25.-) each, all fully paid-up and subscribed.

The Company may establish a share premium account (the "**Share Premium Account**") into which any premium paid on any share is to be transferred. Decisions as to the use of the Share Premium Account are to be taken by the manager(s) subject to the Law and these Articles.

The Company may, without limitation, accept equity or other contributions without issuing shares or other

securities in consideration for the contribution and may credit the contributions to one or more accounts. Decisions as to the use of any such accounts are to be taken by the manager(s) subject to the Law and these Articles. For the avoidance of doubt, any such decision may, but need not, allocate any amount contributed to the contributor.

Art. 7. The capital may be changed at any time by a decision of the single shareholder or by a decision of the shareholders' meeting, in accordance with article 14 of the Articles.

Art. 8. Each share entitles to a fraction of the Company's assets and profits of the Company in direct proportion to the number of shares in existence.

Art. 9. Towards the Company, the Company's shares are indivisible, since only one owner is admitted per share. Joint co-owners have to appoint a sole person as their representative towards the Company.

Art. 10. In case of a single shareholder, the Company's shares held by the single shareholder are freely transferable.

In the case of plurality of shareholders, the shares held by each shareholder may be transferred by application of the requirements of article 189 of the Law.

Art. 11. The Company shall not be dissolved by reason of the death, suspension of civil rights, insolvency or bankruptcy of the single shareholder or of one of the shareholders.

Art. 12. The Company is managed by one or more managers. If several managers have been appointed, they will constitute a board of managers.

The managers need not to be shareholders. The managers are appointed and may be dismissed ad nutum by the sole shareholder of the Company.

In dealing with third parties, the managers will have all powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company's objects and provided the terms of this article shall have been complied with.

All powers not expressly reserved by law or the present Articles to the general meeting of shareholders fall within the competence of the board of managers. In case of a single manager, the Company shall be validly committed towards third parties by the sole signature of its single manager.

In case of plurality of managers, the Company will be validly committed towards third parties by the joint signature of two managers.

The manager or in case of plurality of managers, the board of managers, may sub-delegate all or part of his powers to one or several ad hoc agents.

The manager or in case of plurality of managers, the board of managers, will determine this agent's responsibilities and remuneration (if any), the duration of the period of representation and any other relevant conditions of his agency.

In case of plurality of managers, the board of manager can validly deliberate in the presence of at least a majority of managers. The resolutions of the board of managers shall be adopted by the majority of the managers present or represented at the meeting, with necessarily a simple majority in each category of managers.

Resolutions in writing approved and signed by all managers shall have the same effect as resolutions passed at the managers' meetings.

Any and all managers may participate in any meeting of the board of managers to be held in Luxembourg by telephone or video conference call or by other similar means of communication allowing all the managers taking part in the meeting to hear one another. The participation in a meeting by these means is equivalent to a participation in person at such meeting.

Art. 13. The manager or the board of managers assumes, by reason of his/its position, no personal liability in relation to any commitment validly made by him/it in the name of the Company.

The manager or the board of managers assumes, by reason of his/its position, no personal liability in

relation to any commitment validly made by him/it in the name of the Company.

The manager or the board of managers shall not dispose of, or transfer any of the shares or business or issue any new shares in the Company without the prior written consent of the shareholder.

The manager or the board of managers shall also not create any encumbrance, lien or claim over any of the shares or business of the Company without the prior written consent of the shareholder

Art. 14. The shareholders assume all powers conferred to the general shareholders' meeting.

In case of a plurality of shareholders, each shareholder may take part in collective decisions irrespectively of the number of shares, which he owns. Each shareholder has voting rights commensurate with his shareholding. Collective decisions are only validly taken insofar as they are adopted by shareholders owning more than half of the share capital.

However, resolutions to alter the Articles may only be adopted by the majority of the shareholders owning at least three-quarter of the Company's share capital, subject to the provisions of the Law.

If there are not more than twenty-five shareholders, the decisions of the shareholders may be taken by circular resolutions, the text of which shall be sent to all shareholders in writing, whether in original or by telegram, telex, telefax or e-mail. The shareholders shall cast their vote by signing the circular resolutions.

Art. 15. The Company's accounting year starts on the first of January and ends on the thirty first of December of each year.

Art. 16. At the end of each accounting year, the Company's accounts are established and the manager or the board of managers prepares an inventory including an indication of the value of the Company's assets and liabilities.

Each shareholder may inspect the above inventory and balance sheet at the Company's registered office.

Art. 17. The gross profits of the Company stated in the annual accounts, after deduction of general expenses, amortisation and expenses represent the net profit. An amount equal to five per cent (5%) of the net profit of the Company is allocated to the legal reserve, until this reserve amounts to ten per cent (10%) of the Company's share capital.

The balance of the net profit may be distributed to the shareholder(s) in proportion to his/their shareholding in the Company.

The manager, or in case of plurality of managers, the board of managers may resolve to pay interim dividends under the following conditions:

- Interim accounts are established by the manager or the board of managers showing that sufficient retained profits are available for distribution. If desired, these interim accounts may be reviewed by an independent professional;

- The payment is made once the Company has obtained the assurance that the rights of the creditors of the Company are not threatened.

Art. 18. At the time of winding up the Company the liquidation will be carried out by one or several liquidators, shareholders or not, appointed by the shareholder(s) who shall determine their powers and remuneration.

Art. 19. Reference is made to the provisions of the Law for all matters for which no specific provision is made in these Articles.

Suit la traduction française du texte qui précède:

Art. 1er. Il est formé une société à responsabilité limitée qui sera régie par les lois relatives à une telle entité (ci-après «la Société»), et en particulier la loi du 10 août 1915 relative aux sociétés commerciales, telle que modifiée (ci-après «la Loi»), ainsi que par les présents statuts de la Société (ci-après «les Statuts»), lesquels spécifient en leurs articles 7, 10, 11 et 14, les règles exceptionnelles s'appliquant à la société à responsabilité limitée unipersonnelle.

Art. 2. La Société a pour objet de prêter, emprunter avec ou sans garanties et réunir des fonds, et

notamment émettre des titres, des obligations, des billets à ordre et autres instruments ou titres de dettes, convertibles ou non, utiliser des instruments dérivés ou autres.

La Société pourra prendre des participations sous quelques forme que ce soit, dans d'autres entreprises luxembourgeoises ou étrangères, ainsi que de contrôler, gérer et mettre en valeur ces participations.

La Société pourra acquérir tous titres et droits par voie de participation, de souscription, de négociation ou de toute autres manière, participer à l'établissement, à la mise en valeur et au contrôle de toutes sociétés ou entreprises.

La Société peut aussi prendre part à toute à toutes transactions, y compris financières ou commerciales, et accorder à toute société ou entité appartenant au même groupe de sociétés que la Société ou affiliée d'une façon quelconque avec la Société, en ce inclues les sociétés ou entités dans lesquelles la Société a un intérêt financier direct ou indirect ou toute autre forme d'intérêt, tout concours, prêt, avance, ou consentir au profit des tiers des sûretés ou des garanties afin de garantir les obligations des sociétés et/ou entités précitées, ainsi que d'emprunter ou de lever des fonds de quelque manière que ce soit et de garantir par tous moyens le remboursement de toute somme empruntée.

La Société pourra exercer une activité industrielle et tenir un établissement commercial ouvert au public.

D'une façon générale, la Société peut effectuer toutes opérations en relation directe ou indirecte avec son objet afin de faciliter l'accomplissement de celui-ci, y compris toutes mesures de contrôle et de surveillance.

Art. 3. La Société est constituée pour une durée illimitée.

Art. 4. La Société aura la dénomination de "Amdipharm Holdings".

Art. 5. Le siège social est établi à Luxembourg (Grand-Duché de Luxembourg).

Il peut être transféré en tout autre endroit du Grand-Duché de Luxembourg par une délibération de l'assemblée générale extraordinaire des associés délibérant comme en matière de modification des Statuts.

L'adresse du siège social peut être déplacée à l'intérieur de la commune par simple décision du conseil de gérance.

La Société peut avoir des bureaux et des succursales tant au Luxembourg qu'à l'étranger.

Art. 6. Le capital social est fixé à cent vingt-sept millions six cent neuf mille euros (EUR 127.609.000) représenté par cinq millions cent quatre mille trois cent soixante (5.104.360) parts sociales d'une valeur nominale de vingt-cinq euros (EUR 25,-) chacune, toutes entièrement souscrites et libérées.

La Société peut établir un compte de prime d'émission (le "**Compte de Prime d'Emission**") sur lequel la prime d'émission payée pour toute part sociale sera transférée. Les décisions quant à l'utilisation de cette Prime d'Emission doivent être prises par le(s) gérant(s) sous réserve des dispositions de la Loi de 1915 et des présents Statuts.

La Société peut, sans limite, accepter du capital ou d'autres apports sans émettre des parts sociales ou d'autres titres en contrepartie de l'apport en question et peut créditer les apports sur un ou plusieurs comptes. Les décisions quant à l'utilisation de tels comptes seront prises par le(s) gérant(s), sous réserve des dispositions de la Loi de 1915 et des présents Statuts. Afin d'éviter tout doute, il est entendu qu'il peut ainsi être décidé, sans que cela soit cependant nécessaire, d'allouer le montant de l'apport en question à son apporteur.

Art. 7. Le capital peut être modifié à tout moment par une décision de l'associé unique ou par une décision de l'assemblée générale des associés, en conformité avec l'article 14 des présents Statuts.

Art. 8. Chaque part sociale donne droit à une fraction des actifs et bénéfices de la Société, en proportion directe avec le nombre des parts sociales existantes.

Art. 9. Envers la Société, les parts sociales sont indivisibles, de sorte qu'un seul propriétaire par part sociale est admis. Les copropriétaires indivis doivent désigner une seule personne qui les représente auprès de la Société.

Art. 10. Dans l'hypothèse où il n'y a qu'un seul associé, les parts sociales détenues par celui-ci sont librement transmissibles.

Dans l'hypothèse où il y a plusieurs associés, les parts sociales détenues par chacun d'entre eux ne sont transmissibles que moyennant l'application de ce qui est prescrit par l'article 189 de la Loi.

Art. 11. La Société ne sera pas dissoute par suite du décès, de la suspension des droits civils, de l'insolvabilité ou de la faillite de l'associé unique ou d'un des associés.

Art. 12. La Société est gérée par un ou plusieurs gérants. Si plusieurs gérants ont été nommés, ils constitueront un conseil de gérance.

Les gérants ne sont pas obligatoirement associés. Les gérants sont nommés et révocables ad nutum par l'associé unique de la Société.

Dans les rapports avec les tiers, les gérants ont tous pouvoirs pour agir au nom de la Société et pour effectuer et approuver tous actes et opérations conformément à l'objet social et pourvu que les termes du présent article aient été respectés.

Tous les pouvoirs non expressément réservés à l'assemblée générale des associés par la Loi ou les Statuts seront de la compétence du conseil de gérance.

En cas de gérant unique, la Société est valablement engagée vis à vis des tiers par la signature de son gérant unique.

En cas de pluralité de gérants, la société est valablement engagée vis à vis des tiers par les signatures conjointes de deux gérants.

Le gérant, ou en cas de pluralité de gérants, le conseil de gérance, peut subdéléguer la totalité ou une partie de ses pouvoirs à un ou plusieurs agents ad hoc.

Le gérant, ou en cas de pluralité de gérants, le conseil de gérance, détermine les responsabilités et la rémunération (s'il y en a) de ces agents, la durée de leurs mandats ainsi que toutes autres conditions de leur mandat.

En cas de pluralité de gérants, le conseil de gérance ne peut valablement délibérer qu'en présence d'au moins une majorité de gérants. Les résolutions du conseil de gérance sont adoptées à la majorité des gérants présents ou représentés avec obligatoirement une majorité simple dans chaque catégorie de gérants.

Une décision prise par écrit, approuvée et signée par tous les gérants, produira effet au même titre qu'une décision prise à une réunion du conseil de gérance.

Chaque gérant et tous les gérants peuvent participer aux réunions du conseil à tenir au Luxembourg par conférence call par téléphone ou vidéo ou par tout autre moyen similaire de communication ayant pour effet que tous les gérants participant au conseil puissent se comprendre mutuellement. Dans ce cas, le ou les gérants concernés seront censés avoir participé en personne à la réunion.

Art. 13. Le gérant ou le conseil de gérance ne contracte à raison de sa fonction, aucune obligation personnelle relativement aux engagements régulièrement pris par lui au nom de la Société.

Le gérant ou le conseil de gérance ne devra pas disposer de ou transférer toute part sociale ou affaire de la Société ou bien créer de nouvelles parts sociales dans la Société sans le consentement préalable de l'associée et que le gérant ou le conseil de gérance de la Société ne devra pas non plus créer de charges, privilèges ou droit sur toute part sociale ou affaire de la Société sans le consentement préalable de l'associée.

Art. 14. Les associés exercent tous les pouvoirs qui leurs sont conférés par l'assemblée générale des associés.

En cas de pluralité d'associés, chaque associé peut prendre part aux décisions collectives, quel que soit le nombre de parts qu'il détient. Chaque associé possède des droits de vote en rapport avec le nombre de parts détenues par lui. Les décisions collectives ne sont valablement prises que pour autant qu'elles soient adoptées par des associés détenant plus de la moitié du capital social.

Toutefois, les résolutions modifiant les statuts de la Société ne peuvent être adoptés que par une majorité d'associés détenant au moins les trois quarts du capital social, conformément aux prescriptions de la Loi.

Quand le nombre des associés n'est pas supérieur à vingt-cinq, les décisions des associés peuvent être adoptées par voie de résolutions circulaires, le texte desquelles devra être envoyé à tous les associés par écrit, soit en faisant parvenir le document original, soit par télégramme, télex, téléfax ou e-mail. Les associés émettront leur vote par la signature du procès-verbal des résolutions circulaires.

Art. 15. L'année sociale commence le premier janvier et se termine le trente et un décembre de chaque année.

Art. 16. Chaque année, à la fin de l'exercice social, les comptes de la Société sont établis et le gérant ou le conseil de gérance prépare un inventaire comprenant l'indication de la valeur des actifs et passifs de la Société.

Tout associé peut prendre connaissance desdits inventaires et bilan au siège social.

Art. 17. Les profits bruts de la Société repris dans les comptes annuels, après déduction des frais généraux, amortissements et charges constituent le bénéfice net. Sur le bénéfice net, il est prélevé cinq pour cent (5%) pour la constitution de la réserve légale, jusqu'à celle-ci atteigne dix pour cent (10%) du capital social. Le solde des bénéfices nets peut être distribué aux associés en proportion avec leur participation dans le capital de la Société.

Le gérant, ou en cas de pluralité de gérants, le conseil de gérance, peut décider de procéder au paiement de dividendes intérimaires sous les conditions suivantes:

- Les comptes intérimaires sont établis par le gérant ou par le conseil de gérance, montrant que des bénéfices reportés suffisants sont disponibles pour distribution. Si désiré, ces comptes intérimaires peuvent être revus par un professionnel indépendant;

- Le paiement est effectué une fois que la Société a obtenu l'assurance que les droits des créanciers de la Société ne sont pas menacés.

Art. 18. Au moment de la dissolution de la Société, la liquidation sera assurée par un ou plusieurs liquidateurs, associés ou non, nommés par les associé(s) qui détermineront leurs pouvoirs et rémunérations.

Art. 19. Pour tout ce qui ne fait pas l'objet d'une prévision spécifique par les Statuts, il est fait référence à la Loi.

POUR STATUTS CONFORMES AU 12 DECEMBRE 2016.



Jacques KESSELER
Notaire, Pétange